SPONSORING CONTRACT

                                    concluded

                                     between

                                  Elida Faberge

                                       and

          Sport- und Kulturveranstaltungs Ges.m.b.H Maximal Productions

                  (in the following called Maximal Productions)

                                   concerning

                  the main sponsorship of the trademark Gloria

                    for the model contest "Look of the Year"



Preamble

Maximal Productions as licensee of the international modelling agency Elite is entitled to hold the annual "Look of the Year" exclusively in Austria.

1.) Elida Faberge, with the trademark Gloria, concludes a sponsoring contract as the exclusive main sponsor with Maximal Productions for the modelling contest "Look of the Year" for a period of five years - beginning with 01.01.1993, ending with 31.12.1997.

2.) Maximal Productions guarantees not to enter a contract with any other cosmetic company, being in competition with Elida Faberge, concerning the contest "Look of the Year".

3.) Maximal Productions prints t-shirts and bathing suits exclusively with the "Gloria" logo and "Boys and Girls" logo which have to be worn by the participants during the gala evening. The "Gloria" logo has a minimum size of 200mm in height and 40mm in width and has to be approved by Elida Faberge before print release.

4.) The T-Shirts effective for advertising purposes.are also provided for free to the press, the staff members and the security staff. T-shirts can also be produced on request for clients or VIPs. The costs of the T-shirts as well as the costs for the printing material have to be paid by the sponsor, the number and colour of the T-shirts and bathing suits have to be clarified amicably. The layout has to be shown to Elida Faberge before print release.

5.) Like in 1992 Elida Faberge/Gloria has the possibility to take pictures or film with the team of Maximal productions the international final and to use this material for free for advertising and promotion. Against a substitute resulting for our costs


6.) Special photo shootings may be arranged for Elida Faberge/Gloria with the participants.

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7.)  On the basis of this contract the following  arrangement for the amount and the way of payment is made:

     a. The main sponsor sum for the under #1 mentioned period of five years is ATS 2.500.000,- plus 20% VAT.

     b. 50% of the yearly sponsorship fee amounting to ATS 500.000,- have to be paid at the beginning of the contract on January 1 of each treaty year. The second 50% have to be transferred not later than 14 working days after the event to the account of Maximal Productions. c. Furthermore it is agreed that as margin for the five year period of the contract a singular amount of ATS 250.000,- has to be paid also at the beginning of each treaty year. d. Should Elida Faberge want to terminate the contract after the first treaty year the margin stays in the possession of Maximal Productions for 100%. After the termination after the second treaty year for 80%, the third treaty year for 50%, after the third year for 30% and when the period of the contract is fulfilled the margin is a 50% advance payment for the fifth year.

8.) The contract is ending automatically at the non-performance of the yearly contest or the expiry of the licence concerning the "Look of the Year" contest, in which case the margin has to be paid back to Elida Faberge.




     ----------------------            ----------------------------------------
      Elida Faberge                      Sport- und Kulturveranstaltungen GmbH
                                                 Maximal Productions




PS: This agreement is available in duplicate: 1 copy Elida Faberge, 1 copy Maximal Productions.